EXHIBIT 4 (b) (x)

                     Endorsement modifying provision titled

                      Reduced charges on certain Surrenders





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                                   ENDORSEMENT




  This policy is amended as follows:

     The provision titled Reduced Charges on Certain Surrenders in the Surrender Charge subsection of the Account Value Benefits section is amended by removing the phrase, after the first policy year wherever it appears in the provision.



For THE LIFE INSURANCE COMPANY OF VIRGINIA




                             Paul E. Rutledge III
                                     President